Exhibit 99.1

OfficeMax

263 Shuman Blvd, Naperville, IL 60563

News Release

Media Contacts		Investor Relations Contact
Bill Bonner	Jennifer Rook	Mike Steele
630 864 6066	630 864 6057	630 864 6826

For Immediate Release

OFFICEMAX REPORTS SELECT THIRD QUARTER OPERATING RESULTS AND DELAYS THIRD QUARTER EARNINGS RELEASE

PROVIDES UPDATE ON CASH AND NON-CASH ITEMS RELATED TO

LEHMAN BROTHERS HOLDINGS INC. BANKRUPTCY

NAPERVILLE, Ill., October 29, 2008 – OfficeMax® Incorporated (NYSE: OMX), today announced select operating results for the third quarter of 2008 and delayed the release of its full 2008 third quarter earnings results so that the company can complete its analysis of the non-cash impairment charge caused by the bankruptcy of Lehman Brothers Holdings Inc. (“Lehman”). OfficeMax continues to expect no adverse impact on its operations or liquidity as a result of the Lehman bankruptcy based on additional review completed since issuing its September 19, 2008 press release. The company expects to finalize its impairment and accounting analysis and release its full 2008 third quarter financial results no later than November 6, 2008.

Timber Notes Update

As a result of the Lehman bankruptcy, OfficeMax expects to make a cash payment in an amount not to exceed approximately $50 million representing the accelerated tax liability on one-half of the gain on the 2004 timberlands sale transaction and to experience a reduction in net annual interest income of approximately $1 million.  On October 27, 2008, OfficeMax determined that the Lehman guaranteed installment note should be impaired in the third quarter of 2008, resulting in a non-cash charge to earnings of at least $82.5 million, the difference between the principal amount of the installment note guaranteed by Lehman and the aggregate principal amount of the securitization notes.  The cash and non-cash items are described in more detail below.

OfficeMax continues to believe that the estimated $50 million tax payment will be funded using available excess cash and, if necessary, funds available under its committed credit facility.  The timing of the tax payment is anticipated to be no later than the first quarter of 2009.  As of September 27, 2008, OfficeMax had $171 million in available cash and cash equivalents and $602 million in available (unused) borrowing capacity under its $700 million revolving credit facility.  The company’s unused borrowing capacity reflects an available borrowing base of $669 million, no outstanding borrowings, and $67 million of letters of credit issued under the revolving credit facility as of September 27, 2008.

On September 18, 2008, OfficeMax filed a Current Report on Form 8-K with the Securities and Exchange Commission containing information related to an event of default under a portion of the timber installment notes received in connection with the sale of the timberlands in 2004.  The timber installment notes were held by bankruptcy remote special purpose entities formed by OfficeMax (the “OMX SPEs”).  One timber installment note, in the original principal amount of $817.5 million, was guaranteed by Lehman.  This installment note was monetized through the issuance of securitization notes by the OMX SPE.  Lehman filed a petition on September 15, 2008 in the United States Bankruptcy Court for the Southern District of New York seeking relief under chapter 11 of the United States Bankruptcy Code.  As a result of Lehman’s bankruptcy filing, an event of default occurred under the Lehman guaranteed installment note.  As described in our current report filed on September 18, 2008, the OMX SPE has taken steps to reserve the rights available to it as a result of the Lehman bankruptcy.  On October 29, 2008, as a result of an anticipated payment default under the Lehman guaranteed installment note, OfficeMax expects the OMX SPE will not make the full payment due on the same date to the holders of the securitization notes.

As a result of the above events, and additional analysis by OfficeMax with its legal and financial advisors, the company expects the following:

•                  Recourse on any securitization notes in default is limited to the Lehman guaranty and pledged installment note, and OfficeMax Incorporated has no obligation with respect to these securitization notes.

•                  At the time of the 2004 timberlands sale, the company generated a tax gain and the resulting tax liability of $543 million was deferred until 2019, the maturity date for the installment notes.  OfficeMax now expects approximately half of this tax gain will be accelerated and the related taxes will become due and payable no later than the first quarter of 2009.  The company has available alternative minimum tax credits, a portion of which resulted from prior tax payments related to the 2004 timberlands sale, which will be used to reduce the ultimate cash tax payment.  As a result, OfficeMax believes the cash tax exposure related to the portion of the tax gain triggered by the Lehman default will not exceed approximately $50 million.

•                  Currently, the OMX SPE receives approximately $41 million in interest annually under the Lehman guaranteed installment note.  This interest income funds approximately $40 million in interest payable annually to holders of the related securitization notes, which results in net interest income to OfficeMax of approximately $1 million. Nonpayment under the installment note guaranteed by Lehman or the related Lehman guaranty is likely to result in a loss of this $1 million of annual net interest income.

•                  The company is required for accounting purposes to assess the carrying value of assets whenever circumstances indicate that a decline in value may have occurred.  Due to the uncertainty of collection of the Lehman guaranteed installment note as a result of the Lehman bankruptcy, OfficeMax has deemed the carrying value of the Lehman guaranteed installment note impaired and intends to record a non-cash impairment charge of at least $82.5 million in the third quarter of 2008.  The $82.5 million is equal to the difference between the principal amount of the installment note guaranteed by Lehman and the aggregate principal amount of the securitization notes.  OfficeMax is currently completing the accounting and impairment analyses to determine if the charge taken in the third quarter will exceed $82.5 million.

Select Third Quarter 2008 Operating Results

Total sales in the third quarter of 2008 decreased approximately 9.5% to approximately $2.1 billion compared to the third quarter of 2007.

OfficeMax Contract segment sales were approximately $1.05 billion in the third quarter of 2008, reflecting a U.S. Contract operations sales decline of about 14.6%, and an International Contract operations sales decline of about 3.1% in U.S. dollars.  U.S. Contract sales declined compared to the prior year period primarily due to weaker sales from existing corporate customer accounts, our continued discipline in large corporate account acquisition and retention, and lower sales from small market customers.  Contract segment operating income for the third quarter of 2008 was approximately $35.5 million, or about 3.4% of sales, compared to operating income of $55.0 million, or 4.6% of sales, in the third quarter of 2007.

OfficeMax Retail segment sales were approximately $1.05 billion in the third quarter of 2008, reflecting a same-store sales decrease of about 11.1% partly offset by sales from new stores.  Retail same-store sales for the third quarter of 2008 declined across all major product categories due to weaker U.S. consumer and small business spending.  Retail segment operating income for the third quarter of 2008 was approximately $29.1 million, or about 2.8% of sales, compared to operating income of $45.3 million, or 4.0% of sales, in the third quarter of 2007.

Sam Duncan, Chairman and CEO of OfficeMax, said “Results in both our Contract and Retail segments reflect the weaker global economic environment.  While we were successful in lowering expenses, reduced sales volumes deleveraged fixed costs in both Contract and Retail, resulting in lower profitability.  As to the impact of the recent Lehman bankruptcy on our timber notes, while we are completing our assessment of the non-cash impairment charge, we do not believe there will be any adverse impact on our operations.  Looking forward, we anticipate negative sales trends and increasing deleveraging of expenses to continue through the remainder of the year.  Our cash flow from operations and access to capital both remain solid and, we believe, they will provide us with the resources we need to continue the turnaround initiatives that are strengthening our business.”

About OfficeMax

OfficeMax Incorporated (NYSE: OMX) is a leader in both business-to-business office products solutions and retail office products.  The OfficeMax mission is simple.  We help our customers do their best work.  The company provides office supplies and paper, in-store print and document services through OfficeMax ImPressTM, technology products and solutions, and furniture to consumers and to large, medium and small businesses.  OfficeMax customers are served by approximately 32,000 associates through direct sales, catalogs, e-commerce and approximately 1,000 stores.  To find the nearest OfficeMax, call 1-877-OFFICEMAX.  For more information, visit www.officemax.com.

Forward-Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of the company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding the company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future. Management believes that these forward-looking statements are reasonable. However, the company cannot guarantee that the impact of the Lehman bankruptcy on the company will be limited to the amounts described in the release, that future events will not impact the company’s available cash or the funds available under its revolving credit facility, or that its actual results will be consistent with the forward-looking statements and you should not place undue reliance on them. These statements are based on current expectations and speak only as of the date they are made. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. Important factors regarding the company which may cause results to differ from expectations are included in the company’s Annual Report on Form 10-K for the year ended December 29, 2007, under Item 1A “Risk Factors”, and in the company’s other filings with the SEC.

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